EXHIBIT 99.1

[US CONCRETE LOGO]	NEWS RELEASE

	Contacts:	Michael W. Harlan, COO/CFO
FOR IMMEDIATE RELEASE		U.S. Concrete, Inc.
713-499-6200

Jack Lascar / jlascar@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

U.S. CONCRETE REPORTS SECOND QUARTER 2003 RESULTS

AUGUST 12, 2003 – HOUSTON, TEXAS – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported results for the three and six months ended June 30, 2003.

Revenues in the second quarter of 2003 were $124.6 million compared to $140.2 million in the second quarter of 2002. The 11.1 percent decline in revenues was primarily due to a volume decrease in the Company’s ready-mixed concrete operations as a result of a general weakening in construction activities in most of the Company’s markets, continued poor weather in the Company’s Tennessee, Michigan and Northeast markets, and exiting certain non-core businesses in the Company’s Dallas/Ft. Worth operation during the fourth quarter of 2002. Sequentially, the 11.1 percent revenue decline in the second quarter compares favorably with the 18.9 percent decline in revenue the Company experienced during the first quarter of 2003 from the first quarter of 2002.

Net income for the second quarter of 2003 was $3.5 million, or $0.13 per diluted share on 28.1 million shares, compared to net income of $6.7 million, or $0.25 per diluted share on 26.8 million shares, for the same period last year.

“The second quarter was challenging, particularly in light of abnormally wet weather in certain of our markets and the continued effects of a sluggish economy on construction activity,” stated Eugene Martineau, Chief Executive Officer. “While the quarterly financial results are disappointing, we remain committed to our operating strategy and are not waiting for market conditions to simply improve. During the second quarter, we further focused our efforts on controlling costs and capital spending. In addition, our increased emphasis on value added marketing and sales is beginning to yield positive results. We remain optimistic that these efforts will generate improved results for the remainder of the year, assuming seasonally normal weather conditions.”

For the six months ended June 30, 2003, revenues were $209.7 million compared to revenues of $245.1 million for the first six months of 2002. The net loss for the first half of 2003 was $0.5 million, or $0.02 per diluted share, compared to net income, before cumulative effect of accounting change of $6.0 million, or $0.22 per diluted share, during the same period last year. The cumulative effect of the adoption of SFAS No 142 regarding goodwill had a negative net income effect of $24.3 million, or $0.91 per diluted share, for the first half of 2002.

As a result of the difficult operating environment the Company has endured over the past several quarters, the Company failed to comply with the total leverage ratio covenant contained in its $200 million senior credit agreement and in its note agreement covering $95 million of senior subordinated notes, as of June 30, 2003. The Company has obtained waivers for those covenant requirements and, in connection with obtaining those waivers, has agreed to limit its borrowings under the credit agreement to $125 million during the waiver period, which borrowings stood at $73 million at June 30, 2003. The Company is in discussions to replace its senior credit agreement, which matures in May 2004, and modify its note agreement.

OUTLOOK

The statements in the following paragraph are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

U.S. Concrete expects revenue for the third quarter of 2003 in the range of $135 million to $145 million and net income per share in the range of $0.25 to $0.29. For the full year 2003, U.S. Concrete now expects revenue in the range of $460 million to $480 million and net income per share in the range of $0.40 to $0.45. This revised guidance assumes seasonally normal weather conditions. Previous guidance for the full year 2003 was revenue in the range of $500 million to $510 million and net income per share in the range of $0.53 to $0.59.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Tuesday, August 12, 2003, at 9:30 a.m. Eastern Time to review its second quarter 2003 results. To participate in the call, dial 303-262-2142 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Tuesday, August 19, 2003. To access the replay, dial 303-590-3000 using the pass code of 546039.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the Company’s website at www.us-concrete.com within the investor relations section of the site.

U.S. Concrete, Inc. provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 91 fixed and nine portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry. During 2002, these facilities produced 5.4 million cubic yards of ready-mixed concrete, 7.1 million eight-inch equivalent block units and 1.2 million tons of aggregates. For more information on U.S. Concrete visit http://www.us-concrete.com.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding expected revenues and earnings per share for the third quarter of 2003 and the full year 2003, improved results for the remainder 2003 and replacement of U.S. Concrete’s senior credit agreement and modification of its note agreement. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; future growth in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; access to sufficient capital to fund U.S. Concrete’s desired growth; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2002, and the Company’s subsequent Quarterly Report on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Sales	$124,610	$140,187	$209,677	$245,087
Cost of goods sold	100,851	110,043	175,979	197,490

Gross profit	23,759	30,144	33,698	47,597
Selling, general and administrative expenses	10,774	11,836	20,930	23,633
Depreciation, depletion and amortization	3,078	2,709	5,738	5,267

Income from operations	9,907	15,599	7,030	18,697
Interest expense, net	4,090	4,341	8,279	8,703
Other income, net	185	106	404	202

Income (loss) before income taxes and cumulative effect of accounting change	6,002	11,364	(845)	10,196
Income tax provision (benefit)	2,456	4,659	(352)	4,180

Net income (loss) before cumulative effect of accounting change	3,546	6,705	(493)	6,016
Cumulative effect of accounting change, net of tax of $12,297	—	—	—	(24,328)

Net income (loss)	$3,546	$6,705	$(493)	$(18,312)

Basic and diluted net income (loss) per share before cumulative effect of accounting change	$0.13	$0.25	$(0.02)	$0.22
Cumulative effect of accounting change	—	—	—	(0.91)

Basic and diluted net income (loss) per share	$0.13	$0.25	$(0.02)	$(0.69)

Basic common shares outstanding	28,034	26,768	27,832	26,750

Diluted common shares outstanding	28,097	26,786	27,832	26,772

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,285	$4,685
Trade accounts receivable, net	69,923	59,224
Inventories	21,105	21,044
Deferred income taxes	1,637	4,188
Prepaid expenses and other current assets	9,343	9,715

Total current assets	110,293	98,856

Property, plant and equipment, net	120,731	117,199
Goodwill, net	164,459	157,364
Other assets	4,463	4,943

Total assets	$399,946	$378,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$73,056	$56
Accounts payable and accrued liabilities	59,206	51,742

Total current liabilities	132,262	51,798

Long-term debt, net of current maturities	95,008	161,752
Other long-term liabilities	862	466
Deferred income taxes	5,496	2,501

Total liabilities	233,628	216,517

Commitments and contingencies

Stockholders’ equity:
Common stock	28	27
Additional paid-in capital	162,659	157,276
Retained earnings	4,049	4,542
Unearned deferred compensation	(418)	—

Total stockholders’ equity	166,318	161,845

Total liabilities and stockholders’ equity	$399,946	$378,362

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30
	2003	2002
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(493)	$(18,312)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	—	24,328
Depreciation, depletion and amortization	5,738	5,267
Debt issuance cost amortization	726	669
Net gain on sale of property, plant and equipment	(80)	(75)
Deferred income taxes	4,535	3,000
Provision for doubtful accounts	411	1,127
Changes in operating assets and liabilities, net of acquisitions	(3,401)	(5,031)

Net cash provided by operating activities	7,436	10,973

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $2,231 and $331	(4,330)	(4,208)
Payments for acquisitions, net of cash received of $1,081 and $0	(5,814)	(17,064)
Other investing activities	(91)	(2,026)

Net cash used in investing activities	(10,235)	(23,298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	6,270	11,380
Repayments of borrowings	(14)	(27)
Proceeds from issuances of common stock	438	676
Debt issuance costs	(295)	(143)

Net cash provided by financing activities	6,399	11,886

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,600	(439)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,685	7,127

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,285	$6,688

U.S. CONCRETE, INC. AND SUBSIDIARIES

ADDITIONAL STATISTICS

(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our EBITDA for the three- and six-months ended June 30, 2003, EBITDA margin for the three- and six-months ended June 30, 2003 and Free Cash Flow for the three- and six-months ended June 30, 2003 and (2) corresponding reconciliations to GAAP financial measures for the three- and six-months ended June 30, 2003. We have also included in the table below our Same Plant Sales for the three- and six-months ended June 30, 2003, and Same Plant Sales Variance Breakdown for the three- and six-months ended June 30, 2003, as compared to the prior year period. Additionally, we have included certain Ready-Mixed Concrete Statistics for the three- and six months ended June 30, 2003.

We define Same Plant Sales as our historical sales adjusted to reflect the assumption that all acquisitions occurred on January 1 of the prior year. We have included Same Plant Sales as a supplemental disclosure because our management believes that it provides a useful measurement of internal growth of our operations.

We define EBITDA as net income (loss) plus interest expense, income taxes and noncash impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales. We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Same Plant Sales (in millions)	$124.6	$210.0
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$72.61	$73.22
Volume in cubic yards (in millions)	1.34	2.24
Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	(12.1)%	(14.2)%
Ready-mixed concrete average price	(0.6)%	(0.7)%
Other concrete-related product sales	(1.0)%	(1.4)%

Same plant sales	(13.7)%	(16.3)%

EBITDA reconciliation (in thousands):
Net income (loss)	$3,546	$(493)
Income tax provision (benefit)	2,456	(352)
Interest expense	4,090	8,279
Depreciation, depletion and amortization	3,078	5,738

EBITDA	$13,170	$13,172

EBITDA margin	10.6%	6.3%
Free Cash Flow reconciliation (in thousands):
Net cash provided by operations	$5,819	$7,436
Less capital expenditures, net of disposals of $887 and $2,231	(2,658)	(4,330)

Free Cash Flow	$3,161	$3,106

###